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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE -- June 13, 2003

OXFORD INDUSTRIES COMPLETES ACQUISITION OF VIEWPOINT INTERNATIONAL AND TOMMY BAHAMA(R)

ATLANTA, GA. - Oxford Industries, Inc. (NYSE: OXM) announced today that it has completed the previously announced acquisition of all of the outstanding capital stock of Viewpoint International, Inc., owner of the Tommy Bahama brand.

Oxford also announced today that it entered into its new $275 million secured senior credit facility, which has a 5 year term and bears interest, at Oxford's option, at rates determined from time to time based upon (1) the higher of the federal funds rate or the applicable prime rate plus a spread or (2) LIBOR plus a spread. Borrowings under the new senior secured credit facility are subject to a borrowing base calculation based on the company's inventories, real property and accounts receivable.

Oxford also announced today that, in connection with the completion of the Viewpoint acquisition, the net proceeds from its previously announced and closed $200 million senior notes offering were released from escrow. The senior notes bear interest at an annual rate of 8.875% and mature on June 1, 2011. Oxford used the net proceeds from this senior notes offering, together with limited borrowings under its new senior credit facility and cash on hand, to finance the cash portion of the purchase price for the Viewpoint acquisition.

The senior notes were offered in an unregistered offering pursuant to Rule 144A and Regulation S under the Securities Act of 1933. The senior notes have not been registered under the Securities Act of 1933 or the securities laws of any state, and may not be offered or sold in the United States or outside the United States absent registration or an applicable exemption from the registration requirements under the Securities Act and any applicable state securities laws. Oxford intends to offer to exchange the unregistered senior notes for substantially identical registered senior notes.

Oxford Industries, Inc. is a diversified international manufacturer and wholesale marketer of branded and private label apparel for men, women and children. With manufacturing and sourcing operations in over 40 countries around the globe, Oxford provides retailers and consumer with a wide variety of apparel products and services to suit their individual needs. Major licensed brands include Tommy Hilfiger(R), Nautica(R), Geoffrey Beene(R), Slates(R), and Oscar de la Renta(R). Oxford's private label customers are found in every major channel of distribution including national chains, specialty catalogs, mass merchandisers, department stores, specialty stores and Internet retailers.

Viewpoint International, Inc. is the owner of the Tommy Bahama brand of lifestyle apparel and home furnishings which includes upscale men's and women's sportswear, swimwear, accessories and a complete home collection. Viewpoint also produces two additional collections under the Tommy Bahama labels, Indigo Palms(TM) and Island Soft(TM). It operates over 30 Tommy Bahama retail locations across the country, including six retail/restaurant compounds.

Oxford's stock has traded on the NYSE since 1964 under the symbol OXM. Please visit our website at www.oxfordinc.com.